Exhibit 23.5
Consent of Independent Auditor
The Board of Directors
Omniture Limited
We consent to the use of our report dated May 14, 2007, with respect to the consolidated balance sheets of Omniture Limited (formerly Touch Clarity Limited), as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible redeemable preferred stock, stockholders’ deficit and cash flows for each of the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/  KPMG LLP

London, England
December 11, 2007